Exhibit 99

July 29, 2011	Contact: James Gasior
President and CEO
Press Release: Cortland Bancorp Reports Second Quarter 2011 Earnings
CORTLAND BANCORP ( the “Company,” OTCQB: CLDB) today reported core earnings of $2.1 million for the six months ending June 30, 2011, representing a $40 thousand improvement from core earnings reported for the same period in 2010.
Net income which includes non-recurring items such as impairment losses and securities gains, was $2.19 million for the six months, or $0.48 per share versus $2.22 million for the first half of 2010, or $0.49 per share.
Net income for the second quarter was also very comparable at $1.32 million in both 2011 and 2010.
Other results of operations for the current quarter are as follows:
•	Net interest margin of 3.78% for the quarter is an improvement on both a linked quarter basis from 3.74% and year-over-year from 3.68% as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.

•	The Company continues to excel in managing risks in the loan portfolio as asset quality measures are among the best for banks with similar asset totals. Net loan charge-offs (annualized) were .15% of average loans in 2011 and .18% in the second quarter of 2010. The allowance for loan loss (ALLL) to total loans ratio was 1.10% at June 30, 2011 versus 1.06% a year ago. The Company’s allowance for loan losses covers 108% of nonperforming loans at June 30, 2011.

•	The Company had no other-than-temporary impairment (“OTTI”) losses on investment securities in the quarter versus $613 thousand in the same 2010 quarter.

•	The Company’s total shareholders’ equity increased from $41.9 million on December 31, 2010 to $44.7 million at June 30, 2011, an increase of $2.8 million. The Company continues to remain well capitalized under all regulatory measures. The Company’s total risk-based capital is $14.1 million in excess of the 10% well capitalized threshold.

James Gasior, President and Chief Executive Officer stated, “As economic conditions in our markets slowly improve, we continue to focus on strengthening the core operations of the bank with expectations of producing consistent positive results. We have now posted positive earnings in each of the last seven quarters dating back to the fourth quarter of 2009. Staying disciplined and following our core strategic direction is paying off.”
Net interest income provides the core earnings base for the Company and increased 3.5% to $4.135 million in the second quarter of 2011 versus $3.995 million in 2010. The Company has benefited from increasing balances in the loan portfolio yielding 5.96% during the quarter while reducing balances in the investment portfolio earning 3.70%. Also, as liabilities continue to mature and reprice at lower rates, the net interest margin has, and is expected to continue to improve.
Mr. Gasior noted, “The Company restructured and expanded its commercial lending staff in the second half of 2010 with the specific objective of growing its commercially-oriented loan portfolio. Whether during the peak of the economic recession, or during the current post recessionary period, the Company has continued its practice of working with businesses and consumers, in meeting their financing needs, during prosperous and difficult times alike. We remain committed to fulfilling the credit needs of customers in our markets.”
Non-Interest Income for the quarter, excluding impairment (OTTI) charges and securities gains, decreased by $122,000 from a year ago. This is mainly due to a decline in Fees for Customer Services of $23,000 and the recognition of losses on Other Real Estate of $71,000 in 2011. Fees for Customer Services, which approximate $2.2 million per year, were negatively affected by new banking regulations that limit the ability of financial institutions to charge on overdraft protection products.
Non-Interest Expenses for the second quarter of 2011 were $3.321 million as compared to $3.210 million for the same period in 2010. For the six month periods, Non-Interest Expenses increased from $5.949 million in 2010 to $6.676 million in 2011. The addition of seasoned lenders to the commercial lending staff and a one-time credit of $457,000 in the first quarter 2010 relating to reductions in supplemental retirement benefits, net of severance, were the major factors contributing to the expense differential.
The Company, to date, has not experienced notable deterioration in credit quality despite less than favorable economic conditions over the past several years. Nonperforming loans were $3.8 million at June 30, 2011 or 1.47% of loans, relatively unchanged from $3.9 million at December 31, 2010. Included in these totals is a single loan of $1 million fully secured by collateral for which no loss is expected to be incurred. For the quarters ending June 30, 2011 and 2010 provisions for loan loss were $374,000 and $120,000 respectively, more than covering the net charge-offs for the respective periods. Provision expense during the most recent quarter end, was increased in recognition of loan growth and a changing composition of the loan portfolio as the Company takes aim at managing its balance sheet with a commercially-oriented focus.

Totals loans at June 30, 2011 were $258.9 million as compared to $237.2 million a year ago, a 9.1% increase. Total assets of $484.6 million at June 30, 2011 reflect a slight increase of 1.2% from year ago asset totals of $478.9 million as management orchestrates balance sheet strategies designed to reinvest cash flows from its investment portfolio and increase loan balances with no material change in composite asset totals. This balance sheet strategy is designed to improve net interest income margins and overall profitability while maintaining assets which support the Company’s current capital position.
The Company’s investment portfolio contains trust preferred securities, which have resulted in valuation charges against income of $13.7 million in 2009, $2.7 million in 2010, and $202 thousand in the first quarter of 2011. The Company continues to value these securities consistent with valuation techniques prescribed under accounting standards. The market for these securities and similar securities, which had been relatively active since 2003, became illiquid during the financial crisis of 2008 and is still currently not active. Since 2008, the Company has modeled and analyzed the cash flow characteristics and has concluded that a major portion of these devalued securities were not recoverable. There was no charge for this “other than temporary” impairment for the second quarter of 2011 versus $613 thousand in the second quarter of 2010.
Commenting on the OTTI charges, Mr. Gasior stated, “The OTTI charges recognized are highly dependent on the performance of the community bank collateral backing the issues. As most of the weaker banks have exited the collateral pools by now, the valuation charges have substantially declined over the past few quarters.” However, Mr. Gasior continued, “Although the charges on impaired trust preferred securities has diminished over the past few quarters, there is a continued risk that future valuation reviews could result in recognition of additional OTTI charges on these securities as well as for other securities which have not resulted in OTTI to date”.
In addition to building loan loss reserves, the Company has also continued to increase its capital levels. With capital as the ultimate cushion to absorb any unforeseen negative consequences of the struggling economy, capital levels for banks across the industry, have been under the watchful eye of the regulators. The Company’s regulatory capital ratios exceed the statutory well capitalized thresholds by a comfortable margin. In the current regulatory environment, regulatory oversight bodies expect banks to maintain ratios above the statutory levels as a margin of safety. The calculated ratios are as follows at June 30, 2011: a Tier 1 leverage ratio of 10.00% (compared to a “well-capitalized” threshold of 5.0%); a Tier 1 risk-based capital ratio of 12.95% (compared to a “well-capitalized” threshold of 6.00%); and a total risk based capital ratio of 13.73% (compared to a “well-capitalized” threshold of 10.00%).

Mr. Gasior commented, “In the midst of earnings pressures brought on by the economic downturn, interest rate compression and investment impairment issues, the Company devoted substantial attention to profit improvement measures, balance sheet restructuring and a reorganization of its management structure. The Company’s management team continues to focus on measures designed to enhance capital and to provide for adequate liquidity for lending and business development purposes. New strategies are being pursued to improve market penetration and product expansion, with the objective of increasing both the interest income and non interest income revenue base”.
Cortland Bancorp is a holding company headquartered in Cortland, Ohio. Cortland Banks, founded in 1892, the Company’s bank subsidiary, conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.
For additional information about Cortland Banks visit http://www.cortland-banks.com.

CORTLAND BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(In thousands of dollars, except for ratios and per share amounts)
Unaudited

	Three	Three
	months	months	Six months	Six months
	ended	ended	ended	ended
	JUNE 30,	JUNE 30,	JUNE 30,	JUNE 30,
	2011	2010	2011	2010
SUMMARY OF OPERATIONS

Total interest income	$5,338	$5,619	$10,658	$11,168
Total interest expense	(1,203)	(1,624)	(2,456)	(3,384)

Net interest income (NII)	4,135	3,995	8,202	7,784
Provision for loan losses	(374)	(120)	(548)	(295)

NII after loss provision	3,761	3,875	7,654	7,489
Total other income before impairment loss	1,340	1,727	2,075	2,435
Total other noninterest expense	(3,321)	(3,210)	(6,676)	(5,949)

Income before tax and impairment loss	1,780	2,392	3,053	3,975

Net income before impairment loss	1,321	1,729	2,323	2,982

Impairment loss net of tax benefit	0	(405)	(133)	(764)

Net income	$1,321	$1,324	$2,190	$2,218

CORE EARNINGS
GAAP earnings	$1,321	$1,324	$2,190	$2,218
Impairment losses on investment securities	0	613	202	1,157
Investment gains not in the ordinary course of business	(319)	(920)	(319)	(920)
Credits related to reorganization — net				(457)
Tax effect of adjustments	108	104	40	75

Core earnings	$1,110	$1,121	$2,113	$2,073

PER COMMON SHARE DATA
Net income, both basic and diluted	$0.29	$0.29	$0.48	$0.49
Book value	9.88	8.89	9.88	8.89

BALANCE SHEET DATA
Assets	$484,623	$478,872	$484,623	$478,872
Investments	176,689	178,970	176,689	178,970
Net loans	256,051	234,697	256,051	234,697
Deposits	390,982	370,489	390,982	370,489
Borrowings	39,749	58,515	39,749	58,515
Subordinated debt	5,155	5,155	5,155	5,155
Shareholders’ equity	44,715	40,220	44,715	40,220

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	1.39%	0.78%	1.39%	0.78%
Nonperforming assets (1) as a percentage of:
Total assets	1.56	1.06	1.56	1.06
Equity plus allowance for loan losses	15.83	11.85	15.83	11.85
Tier I capital	15.37	10.52	15.37	10.52

FINANCIAL RATIOS
Return on average equity	11.73%	13.25%	9.98%	11.41%
Return on average assets	1.07	1.08	0.89	0.91
Effective tax rate	25.79	25.58	23.18	21.29
Net interest margin	3.78	3.68	3.76	3.58
Efficiency ratio	69.52	67.45	70.30	64.27

CAPITAL RATIOS
Total risk-based capital to risk-weighted assets	13.73%	14.01%	13.73%	14.01%
Tier 1 capital to risk-weighted assets	12.95	13.29	12.95	13.29
Tier 1 capital to average assets	10.00	9.84	10.00	9.81

(1)	Nonperforming assets include non accrual loans, OREO, restructured loans and non-accrual investments.